UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2009

SONIC SOLUTIONS
(Exact name of registrant as specified in its charter)

California	23190	93-0925818
(State or other jurisdiction of organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7250 Redwood Blvd., Suite 300 Novato, CA	94945
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(415) 893-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.  Unregistered Sales of Equity Securities.

On October 29, 2009, Sonic Solutions (the “Company”) issued a warrant to purchase 668,711 shares of its common stock to a third party in consideration of one hundred thousand dollars ($100,000) and in connection with the entry of the Company and the third party into a strategic relationship agreement.  Under the terms of the warrant, which vests over a two year period, the holder is entitled to purchase shares of the Company’s common stock at $4.98 per share (the closing price of the Company’s common stock on the date of the warrant’s issuance).  The warrants were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 28, 2009, the Company held its 2009 annual shareholders' meeting (the "Shareholders Meeting"), at which Robert J. Doris, Mary C. Sauer, Robert M. Greber, Peter J. Marguglio and R. Warren Langley, comprising all of the existing members of the Company's Board of Directors (the "Board"), were reelected with each receiving at least 15.6 million votes (representing approximately 64% of all shares present in person or by proxy and representing over 58% of shares outstanding). In addition, a proposal to amend and restate the Company’s 2004 Equity Compensation Plan was not approved, with approximately 14.4 million shares, representing approximately 54% of shares outstanding, voting against the proposal.  The Company will provide additional information about the Shareholders Meeting in its Form 10-Q for the quarter ending December 31, 2009.

Immediately following the Shareholders Meeting, the Board held its own annual meeting, at which it addressed various administrative and organizational matters. Among other acts, the Board confirmed that Mr. Doris would continue to act as Chairman of the Board, that Ms. Sauer would continue in her capacity as Secretary of the Board, and that the Audit, Compensation and Nominating Committees of the Board would each continue to be comprised of Messrs. Greber, Marguglio and Langley with Mr. Greber as chair.

At its meeting, the Board confirmed the appointments of the Company's executive officers as David C. Habiger, President and Chief Executive Officer; A. Clay Leighton, Executive Vice President and Chief Operating Officer; and Mark Ely, Executive Vice President, Strategy and General Manager, Premium Content.  The Board additionally made the following executive officer appointments:

•
Paul F. Norris, 47, assumed the position of Executive Vice President, Chief Financial Officer and General Counsel. Mr. Norris will continue to report directly to Mr. Habiger. From February 2008 to October 2009, Mr. Norris served as the Company’s Executive Vice President, Acting Chief Financial Officer and General Counsel; from June 2005, when he joined the Company, to February 25, 2008, Mr. Norris served as the Company’s Senior Vice President and General Counsel. Prior to joining the Company, from 2000 to 2005, Mr. Norris was a partner at Steiner Norris PLLC, a law firm he co-founded in Seattle, Washington. Mr. Norris received a B.A. from Yale University and a J.D. from Harvard Law School. At the time of the filing of this report, the Company has not, in connection with Mr. Norris’ appointment described above, entered into an amendment of his existing Executive Employment Agreement, as originally filed by the Company on Form 8-K on February 26, 2008, any other material plan, contract or arrangement to which Mr. Norris is a party or in which he participates, or any material amendment to any of the foregoing.

•
Matthew S. DiMaria, 48, assumed the position of Executive Vice President and General Manager of the Roxio Products Group, reporting to Mr. Leighton. From April 2008 to October 2009, Mr. DiMaria served in the same capacity, as the Company’s Senior Vice President and General Manager of the Roxio Products Group, overseeing product development, sales and marketing for the Company’s PC OEM, packaged software and Web services for personal digital content. He joined the Company in September 2007 as Chief Marketing Officer. Prior to joining the Company, Mr. DiMaria served as Senior Vice President of Worldwide Marketing at Serena Software from 2005 to 2007. From 2001 to 2005, he served as Senior Vice President of Marketing and Business Development for Everypath Inc.  Earlier in his career, Mr. DiMaria held executive positions with Symantec Corporation and ASK Computer Systems. He obtained his BS degree in Information Systems Management from the University of Maryland. At the time of the filing of this report, the Company has not, in connection with Mr. DiMaria’s appointment described above, entered into an amendment of his existing employment arrangement with the Company, or any other material plan, contract or arrangement to which Mr. DiMaria is a party or in which he participates, or any material amendment to any of the foregoing.

Further, on October 28, 2009, the Compensation Committee approved and the Board granted (a) 125,000, 95,000, 65,000, 65,000 and 50,000 stock options to Messrs. Habiger, Leighton, Ely, Norris and DiMaria, respectively, all of such options vesting monthly over four years, and (b) in accordance with the Board Compensation Policy, 24,600 options to each of Messrs. Doris and Greber and 19,700 options to each of Messrs. Marguglio and Langley and Ms. Sauer, all of such options vesting monthly over one year. All of the options granted have an exercise price of $4.82 per share (the closing price of the Company’s common stock on October 28, 2009) and all are subject to change of control vesting according to the Company’s policy for directors and executive officers. In addition, the Compensation Committee and the Board (excluding Mr. Doris and Ms. Sauer) considered the current exceptional level of involvement of Mr. Doris and Ms. Sauer in providing strategic guidance to the Company's executive officers and management team as well as the standard level of director compensation provided pursuant to the Board Compensation Policy and reconfirmed its determination that Mr. Doris shall receive additional cash compensation at the rate of $37,500 per quarter and Ms. Sauer shall receive additional cash compensation at the rate of $20,000 per quarter, until such time as either Mr. Doris or Ms. Sauer report that they are no longer providing such extra involvement, or until such time as the Board directs otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIC SOLUTIONS

By:	/s/ David C. Habiger
Name: David C. Habiger
Title: President and Chief Executive Officer
(Principal Executive Officer)

Date: November 2, 2009